	330 Fifth Ave.	90 Merrick Avenue	1375 Broadway
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	212.686.2224	516.228.9000	212.944.4433
	212.481.3274 (fax)	516.228.9122 (fax)	212.944.5404 (fax)
CERTIFIED PUBLIC ACCOUNTANTS	cpa@rem-co.com

CONSENT OF RAICH ENDE MALTER & CO. LLP
(INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS)

We consent to the use in the Post Effective Amendment No. 1 to the Prospectus and Registration Statement of Mobiform Software, Inc. on Form S-1, Amendment No. 2 under the Securities Act of 1933 of our report dated February 22, 2008 on the consolidated financial statements of Mobiform Software, Inc. and subsidiary as of October 31, 2007 and for the year then ended, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP

New York, New York
August 28, 2009